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                                                                    Exhibit 99.1

(TECO ENERGY LOGO)

                                                      FOR IMMEDIATE RELEASE

CONTACT:      NEWS MEDIA                INVESTOR RELATIONS
              LAURA PLUMB               MARK KANE
              813.228.1572              813.228.1772

                           TECO ENERGY AGREES TO SELL
                        11 MILLION SHARES OF COMMON STOCK

SEPTEMBER 11, 2003 - TAMPA, FLA. - TECO Energy (NYSE: TE) today reported that it has entered into an agreement for the sale of 11 million shares of its common stock directly to funds managed by Franklin Advisers, Inc. of San Mateo, California at a price of $11.76 per share, based on a discount from the September 9, 2003 closing price.

Net proceeds from the sale are expected to be about $129 million and will be used to repay short-term indebtedness and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. The offering was made to the purchasers by means of a prospectus, a copy of which may be obtained from the Company. An electronic copy of the prospectus will be available from the Securities and Exchange Commission's web site at www.sec.gov.

TECO Energy (WWW.TECOENERGY.COM) is a diversified, energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.